Exhibit 1.2

FORM OF GREEN SHOE OPTION AGREEMENT

RELATING TO GREEN SHOE OPTION AGREEMENT (this “Agreement”) is made and entered into in Tokyo, Japan, as of                           , 2005 by and between MediciNova, Inc. (the “Company”) and Daiwa Securities SMBC Co. Ltd. (“Daiwa Securities SMBC”) acting as representative of the Underwriters (hereinafter defined) in connection with the granting, exercise of, and the issuance of shares (the “Optional Shares”) pursuant to, the green shoe option (the “Green Shoe Option”) set forth under Article 3 of the “MediciNova, Inc. 30,000,000 Shares of Common Stock Subscription Agreement” (the “Subscription Agreement”) entered into by and between the Company and Daiwa Securities SMBC as representative of the underwriters (the “Underwriters”) named therein and dated the date hereof in connection with the subscription and offering (the “Offering”) in Japan of 30,000,000 shares of common stock of the Company and the secondary offering by Daiwa Securities SMBC in Japan of 4,500,000 shares (the “Secondary Offering Shares by means of Over-allotment”) of common stock of the Company by means of over-allotment.

Capitalized terms not defined herein shall have the meanings given to them under the Subscription Agreement.

Article 1    Granting and Exercise of Green Shoe Option

1.    The Company hereby grants Daiwa Securities SMBC the Green Shoe Option up to the number of the Secondary Offering Shares by means of Over-allotment which will make up the Additional Shares and will be, to the extent that the Green Shoe Option is exercised, subscribed and paid by Daiwa Securities SMBC at the price of              yen per Optional Share.

2.    Daiwa Securities SMBC may, at its discretion, exercise part or all of the Green Shoe Option between                          , 2005 and                          , 2005 (the “Exercise Period”); provided, however, Daiwa Securities SMBC shall not exercise the Green Shoe Option with respect to the number of the Borrowed Shares which are returned by means of a Syndicate Cover Transaction.

3.    Daiwa Securities SMBC may, at its discretion, perform Syndicate Cover Transactions during the Exercise Period. The shares which Daiwa Securities SMBC obtains by Syndicate Cover Transactions shall be applied for returning the Borrowed Shares.

4.    Daiwa Securities SMBC shall notify the Company in writing of the number of shares (if any) with respect to which it exercises the Green Shoe Option by the last day of the Exercise Period.

Article 2    Terms of Subscription

In the event that Daiwa Securities SMBC exercises the Green Shoe Option in accordance with Article 1 hereof with respect to the Optional Shares, the Company shall issue the Optional Shares to Daiwa Securities SMBC in accordance with the following terms:

(a) Subscription Price:                  yen per Optional Share;

(b) Closing Date:                          , 2005.

Article 3    Method of Payment

On or before the closing date (the “Closing Date”) set forth in Article 2 hereof, Daiwa Securities SMBC shall pay to such account at such bank as designated by the Company in writing the amount calculated by multiplying the number of Optional Shares by the Subscription Price set forth in Article 2 hereof, after converting such amount to the US dollars in accordance with the spot exchange rate prevailing on                          , 2005, in immediately available funds or same day settlement funds in United States dollars.

Article 4    Delivery of Share Certificates

The delivery of share certificates for the Optional Shares shall be made in New York City to the order of Daiwa Securities SMBC by                          , 2005 in such denominations and registered in such names as shall be notified not later than                           , 2005 by Daiwa Securities SMBC to the Company.

Article 5    Expenses

All fees and expenses (including but not limited to the fees and expenses of legal counsel to Daiwa Securities SMBC) in relation to the issue of the Optional Shares shall be borne by the Company unless the underwriters in connection with the Offering and the Company separately agree otherwise.

Article 6    Stock Splits, etc.

The Company shall not split or consolidate its capital stock (regardless of the class) on or before the Closing Date without the prior written consent of Daiwa Securities SMBC.

Article 7    Termination

1.    Unless the parties hereto agree in writing, this Agreement may not be terminated otherwise than in accordance with any of paragraph 2 through paragraph 4 of this Article 7.

2.    The party hereto other than the Defaulting Party (hereinafter defined) may terminate this Agreement by giving notice thereto in the event that a party hereto (the “Defaulting Party”):

(a)	stops payment or becomes subject to bankruptcy, civil rehabilitation, corporate reorganization, corporate arrangement, special liquidation or any procedure that is equivalent to any of the above in any jurisdiction;
(b)	becomes suspended from trading in any clearing house in any jurisdiction; or
(c)	violates any provision hereof or of any other agreements to between the parties in any material respect.

3.    In the event that this Agreement becomes impracticeable due to rules or regulations of the Osaka Securities Exchange or the Japan Securities Dealers Association, the parties hereto shall negotiate in good faith in order to perform this Agreement notwithstanding; provided, however, either in the event that there is no outcome of such negotiation satisfactory to both parties that is reached in a reasonable period, or in the event that a party refuses to so negotiate, a party hereto may terminate this Agreement.

4.    In the event that the Subscription Agreement loses its effect due to termination or otherwise, this Agreement shall be terminated automatically as of the time the Subscription Agreement so loses its effect.

5.    In the event that the parties terminate this Agreement by mutual agreement, the parties shall prepare a memorandum evidencing such agreement.

6.    The termination of this Agreement shall not prevent any party from claiming for damages due to breach of contract, or tort or any other applicable cause of action.

Article 8    Immediate Payment, etc.

In the event that a party falls under any of (a) through (c) of Article 7, paragraph 2 hereof, all obligations of such party hereunder shall immediately become due, and the other party may, by giving notice in writing, immediately request such party to perform all obligations hereunder notwithstanding the original due dates thereof.

Article 9    Notices

All notices hereunder shall be sent to the following addresses by courier or facsimile (after which the original documents shall be sent):

if to the Company, to:

MediciNova, Inc.

4350 La Jolla Village Dr., Ste. 950

San Diego, California, CA 92122

Facsimile: 1-858-373-7000

if to Daiwa Securities SMBC, to:

International Finance Department

Daiwa Securities SMBC Co. Ltd.

8-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8289, Japan

Facsimile: 81-3-3286-1733

Article 10    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

Article 11    Jurisdiction and Agent for Service of Process

Any legal action against the Company relating to or arising out of this Agreement may be brought in the Tokyo District Court or any other court competent under Japanese law to hear appeals from such court. Any such action against the Company may also be brought in any other competent court having jurisdiction in the State of California.

The Company has designated the address from time to time of Anderson Mori & Tomotsune, of which the current address is Izumi Garden Tower, Roppongi 1-6-1, Minato-ku, Tokyo 106-6036, Japan as the address solely for the purpose of accepting service of process in Japan in connection with any such action instituted in Japan and appointed Mr. Ryu Umezu, attorney-at-law and resident of Tokyo, Japan as the authorized agent (the “Authorized Agent”) solely to accept such service of process. The Company may change said address and person, provided that a notice to that effect shall be given to the Lead Manager.

Article 12    Other Matters

In the event that any matters that are not provided for hereunder arises, the parties shall negotiate and determine the handling thereof.

Article 13    Language

This Agreement has been prepared in English.

IN WITNESS WHEREOF, the Company and Daiwa Securities SMBC have caused their duly authorized representatives to execute 2 counterparts of this Agreement by affixing their stamps or signing below as of the date and at the place first above stated.

MediciNova, Inc.

Daiwa Securities SMBC Co. Ltd.